Exhibit 99.1

Safeguard Scientifics Announces Fourth Quarter and Year-End 2010 Financial Results

Aggregate Partner Company Revenue Up 54% in 2010; Live Conference Call and Webcast Today at 9:00 am EST — www.safeguard.com/results

WAYNE, Pa.--(BUSINESS WIRE)--March 3, 2011--Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced that 2010 aggregate revenue of its partner companies, including Clarient and Quinnova Pharmaceuticals, each of which was sold during the same period, was $403 million, up 54% from $262 million for the same partner companies in 2009. Revenue for Safeguard’s cost and equity method partner companies is reported on a one-quarter lag basis.

Safeguard’s fourth quarter consolidated net income from continuing operations attributable to common shareholders was $45.4 million, or $2.20 per share, compared with a net loss of $58.5 million, or $2.88 per share, for the same period of 2009. For the year, net income from continuing operations attributable to common shareholders was $27.1 million, or $1.32 per share, versus net income of $66.2 million, or $3.26 per share, in 2009. The quarter’s income was principally due to a gain of $43.0 million on the sale of Clarient and a gain of $20.3 million on the sale of Avid Radiopharmaceuticals.

“Disciplined execution of our strategic game plan led to steady value creation throughout 2010 and substantial momentum in early 2011,” said Peter J. Boni, President and Chief Executive Officer. “Meaningful partner company growth and well-timed exit transactions combined to boost Safeguard’s market capitalization nearly 70% by year-end, on top of 2009’s increase of over 150%. To continue the value creation momentum, our goals for 2011 include driving aggressive growth and milestone achievement in our partner companies while we evaluate exciting opportunities to deploy capital in more high-potential businesses to achieve risk-adjusted returns. Signs of economic growth and an improving M&A and IPO market are encouraging, and we are optimistic about Safeguard’s prospects for continued success, thanks to the diligence and vision of our talented team and partners.”

Safeguard common stock outperformed the Russell 2000, Dow Jones Industrials and S&P 500 indices for the second consecutive year. The Russell 2000, Dow Jones and S&P 500 increased 22%, 9% and 11%, respectively, in 2010.

In 2010, key developments at Safeguard included:

  Well-Timed Exits Strengthened Safeguard’s Balance Sheet — Proceeds from exit transactions continued to strengthen the Company’s balance sheet. Safeguard’s cash balance at December 31, 2010 was $225.8 million, compared with $106.4 million at year-end 2009, excluding cash held in escrow and restricted cash. “The company has ample capital to deploy in new and existing life sciences and technology businesses after the sale of our interests in Clarient and Avid Radiopharmaceuticals,” Boni said. In December 2010, Eli Lilly and Company (NYSE: LLY) acquired partner company Avid Radiopharmaceuticals. Initial proceeds to Safeguard from that transaction are expected to be $35.7 million, including amounts held in escrow of $3.4 million, for a 3x cash-on-cash return. Safeguard could ultimately see its cash-on-cash return approach 8x based on Avid’s achievement of certain difficult regulatory and revenue milestones. Also in December 2010, GE Healthcare acquired partner company Clarient for $587 million. Safeguard realized $146.5 million in net proceeds, representing a 3x cash-on-cash return. The sale price also represented a 5x increase in market value from the time that Clarient was repositioned from its ChromaVision origin. Our taxable gains on the deals were offset by our tax loss carry forwards.
  Majority of Senior Convertible Debentures Restructured — In March 2010, certain Safeguard institutional investors exchanged $46.9 million of the Company’s 2.625% convertible debentures for a like amount of new 10.125% debentures due 2014 with an effective conversion price of $16.50, subject to certain restrictions. If the new debentures are converted, the company has the right to settle the conversion in stock, cash or a combination thereof. In 2004, Safeguard issued $150 million of 2.625% debentures due 2024. In addition to the exchange, since 2006, the Company has repurchased $71.8 million in face value of the 2024 debentures at an average 21% discount to face value. At December 31, 2010, the outstanding balances of Safeguard senior convertible debentures were $31.3 million of the 2.625% debentures and $46.9 million of the 10.125% debentures.

“As we begin 2011, Safeguard is capitalized at a level which will permit meaningful advancement against our core operating strategies,” said Stephen T. Zarrilli, Senior Vice President and Chief Financial Officer. “The restructuring of our convertible debentures during 2010 was the first step in achieving financing flexibility. The exits in the fourth quarter of 2010 further solidified our resources. As of December 31, 2010, our debt to equity ratio was 1:3, compared to 1:2 at December 31, 2009. Taking into account an expected repayment of $31.3 million of 2.625% debentures, this ratio is expected to be 1:5 at March 31, 2011. We are well-capitalized and financially flexible to pursue our overall strategies.”

For 2011, Safeguard projects aggregate partner company revenue for its technology group to be in the range of $180 million to $190 million. For the life sciences group, due to Advanced BioHealing’s registration statement on Form S-1 filing on February 25, 2011 with the U.S. Securities and Exchange Commission for an initial public offering, we will provide aggregate partner company guidance for our life sciences partner companies at another more appropriate time. Safeguard reported aggregate partner company revenue, inclusive of Clarient and Quinnova Pharmaceuticals (each of which was sold during the fourth quarter of 2010), of $403 million for 2010, $262 million for 2009, $179 million for 2008 and $100 million for 2007.

LIFE SCIENCES PARTNER COMPANIES HIGHLIGHTS

Advanced BioHealing, Inc. (ABH), a regenerative medicine company, has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission in preparation for its initial public offering. Safeguard has deployed $10.8 million of capital in ABH since February 2007 and has a 28% primary ownership position.

Alverix, Inc. produces novel, handheld and pocket-sized medical diagnostic instruments that enable central laboratory-quality results to be achieved in the physician offices, laboratory outreach locations, retail clinics and homes where test information is critical to patient care. Alverix and Becton, Dickinson are collaborating to develop point-of-care assay systems that improve infectious-disease diagnoses. The company continues to focus its efforts on growing its platform of partners and is awaiting FDA approval for its first instrument, which could lead to domestic sales in the first half of 2011. Safeguard has deployed $6.3 million of capital in Alverix since October 2007 and has a 50% primary ownership position.

Good Start Genetics, Inc. is a diagnostic company that’s developing a more accurate and comprehensive pre-pregnancy genetic test based on proprietary gene sequencing technology, designed to replace single-disorder-only tests currently on the market. The company’s offering will allow improved identification of carriers of heritable genetic disorders, enabling physicians to help prospective parents make more knowledgeable medical decisions before conception.. Operating in a fast-growing $4.7 billion segment of the U.S. clinical laboratory testing market, Good Start Genetics’ platform also can be used in oncology, cardiovascular and adult genetic disorders. Safeguard deployed $6.8 million of capital in Good Start Genetics in September 2010 and has a 26% primary ownership position.

Molecular Biometrics, Inc. is developing novel clinical diagnostic tools for applications in personalized medicine. Its first product, ViaMetrics-E™, was recently voluntarily withdrawn from the market to allow the company to address certain technical concerns. The company will need to obtain additional funding before it will be able to relaunch the product. Safeguard has deployed $10.0 million of capital in Molecular Biometrics since September 2008 and has a 35% primary ownership position.

NuPathe Inc. (Nasdaq: PATH) is a specialty pharmaceutical company that develops and commercializes branded therapeutics for diseases of the central nervous system. NuPathe raised $43 million in net proceeds from its initial public offering of common stock in August 2010. The FDA recently accepted NuPathe’s NDA for its lead product candidate, Zelrix™, a single-use transdermal sumatriptan patch being developed to treat acute migraine. Zelrix is the first ever submission to the FDA of a transdermal patch for the treatment of migraine. The company continues to prepare for commercial launch. Safeguard has deployed $18.3 million of capital in NuPathe since September 2006 and owns 18% of its outstanding common shares.

Tengion Inc. (Nasdaq: TNGN) is a clinical-stage, organ-regeneration company with programs for urologic, renal and gastrointestinal regeneration based on its proprietary Autologous Organ Regeneration Platform™. The company went public in April 2010, raising $26 million in net proceeds. Recently, Tengion implanted its Neo-Urinary Conduit™ in the first patient in an ongoing clinical trial evaluating the company’s lead product candidate in bladder cancer patients requiring a urinary diversion after bladder removal. The company recently announced a new round of funding from strategic and financial sources to allow it to continue to pursue its clinical trials. Safeguard has deployed $9.0 million in Tengion since October 2008.

TECHNOLOGY PARTNER COMPANIES HIGHLIGHTS

AdvantEdge Healthcare Solutions, Inc. (AHS) is one of the nation’s top 10 providers of medical billing and practice management services for physicians, ambulatory surgery centers, and other healthcare providers. The company’s proven, proprietary software delivers outsourced billing solutions to hospital-based physician groups, large office-based medical practices and surgery centers. AHS’ state-of-the-art technology efficiently collects financial information and speeds the reimbursement of third-party claims and patient payments, enabling physicians to maximize revenue and decrease their billing and practice management costs. Revenues in 2010 were up approximately 115% from 2009 revenue. AHS continues to gain meaningful scale through organic growth and strategic acquisitions and expects continued growth in 2011 revenues. Safeguard has deployed $15.3 million of capital in AHS since November 2006 and has a 40% primary ownership position.

Beyond.com, Inc. is the largest network of niche career communities, providing access to thousands of top-tier industry and local websites in the U.S. and Canada. The Beyond.com Network of websites accounts for more than 12.5 million resumes and powers portals for some of the Internet’s best-known and well-established career brands and media publishers. In late 2010, Beyond.com acquired Orbius, a powerful social website platform that allows businesses to create and govern their own full-featured social or professional networking community website for their members, employees or customers. Beyond.com revenues and operating cash flow continue to grow steadily. Safeguard has deployed $13.5 million of capital in Beyond.com since March 2007 and has a 38% primary ownership position.

Bridgevine, Inc. is a leading e-commerce solution provider offering a wide array of services across a broad range of categories including Internet, phone, television, wireless, entertainment, and more. The company’s intelligent shopping engine and marketing solutions platform provides an unparalleled forum bringing together consumers with marketers and advertisers that offer some of the best values online, offline or anywhere. Improvements to Bridgevine’s technology platform contributed to drive solid growth in 2010 revenues. Bridgevine’s advertising partners include Comcast, AT&T, Charter, Cox Communications, Netflix, Real Networks, Qwest, Time Warner Cable and Verizon. Safeguard has deployed $10.0 million of capital in Bridgevine since August 2007 and has a 23% primary ownership position.

MediaMath, Inc. provides enterprise-class digital media buying data and reporting services that allow advertising agencies to make the best use of billions of daily impressions. The company was first to market with its technology in 2007 and continues to build on its advantage. In 2010, MediaMath launched its enhanced media buying platform, TerminalOne™ (T1) with a user interface that allows marketers to directly manage campaigns according to specific objectives. In addition, the company made key strategic hires and acquisitions, the latter of which included Adroit Interactive to combine, under one roof, the key components of successful banner advertising to drive improved campaign results to advertisers and agencies. Continuing to execute on all cylinders, MediaMath has been aggressively growing its domestic and international operations, opening offices in Los Angeles, Chicago, Boston, Washington, D.C., Ontario, Canada and London. Additional offices are slated to launch in 2011 in Latin America and Asia. Today, agencies and advertisers, including many Fortune 500 companies, engage MediaMath for many of America’s leading brands. MediaMath’s revenue was up over 150% from the previous year and is expected to continue to grow rapidly in 2011. As a result of this continued momentum, MediaMath has been recognized by AlwaysOn for three consecutive years as one of the hottest emerging companies in digital advertising. In the second half of February 2011, Safeguard provided $9 million in follow-on funding to MediaMath, in part, to expand global sales and marketing initiatives, as well as fuel further technology growth. Safeguard has deployed $15.7 million in MediaMath since July 2009 and has a 23% primary ownership position.

Portico Systems, Inc. offers innovative provider management software and services solutions to the health insurance industry that enables them to design, build, service, manage and reimburse their Provider Network. During the fourth quarter 2010, Safeguard provided Portico with a $5 million subordinated debt financing. The company also increased its credit facilities with Comerica Bank (NYSE: CMA) from $3 million to $4 million. Portico will use this financing to fuel the next level of market penetration. Company revenues have grown at double-digit rates over each of the past five years. Through recent acquisitions and contracts with global healthcare companies, including CIGNA and MMM Holdings, Portico now serves 39 healthcare customers, including CIGNA, The Principal Financial Group, and many of the Blues, with 42 million members annually. Safeguard has deployed $14.3 million of capital in Portico since August 2006 and has a 45% primary ownership position.

SafeCentral, Inc. is a leading developer of security software applications and technologies for data loss prevention on the endpoint. SafeCentral Enterprise is an indispensable component for end-to-end protection of secure remote access sessions, blocking leakage of sensitive corporate data by locking out data-stealing malware. The company changed its name from Authentium after the 2010 sale of its Command antivirus solution to a subsidiary of Commtouch® (Nasdaq: CTCH). SafeCentral is available to consumers through various ISP partnerships as well as through a partnership with TrendMicro. Safeguard has deployed $9.3 million of capital in SafeCentral since April 2006 and has a 20% primary ownership position.

Swap.com is an Internet-based business that enables users to trade books, CDs, DVDs and video games using its proprietary trade-matching software. Its user base has grown more than 15x since becoming a Safeguard partner company. Swap.com has begun to broaden its merchandise categories to include women’s clothing and to revise its business model to incorporate transaction fees. Safeguard has deployed $8.1 million of capital in Swap.com since July 2008 and has a 46% primary ownership position.

ThingWorx is a revolutionary platform designed to accelerate the development of applications connecting people, systems and devices. ThingWorx extends the key functionality of Web 2.0, social media and the semantic web to the “world of things,” creating a platform that amplifies the productivity of people through collective intelligence and user-driven information. The platform’s unique ability to link people and systems with the physical world unlocks tremendous value in industrial markets such as manufacturing, utilities and energy, as well as in emerging “Internet of Things” markets, which include smart homes, cities, agriculture, transportation, and infrastructure. Safeguard deployed $5 million in ThingWorx in February 2011 for a 31% primary ownership position.

SAFEGUARD SCIENTIFICS FOURTH QUARTER 2010 CONFERENCE CALL
Please call at least 10 minutes prior to the call to register.

Date: Thursday, March 3, 2011

Time: 9:00am EST
Webcast: www.safeguard.com/results

Conference ID#: 45474437

Call-in Number: 800-537-0745
(International) +678-825-8236

Replay Number: 800-642-1687
(International) +706-645-9291
Replay available through April 3, 2011 at 11:59 pm EDT

Podcast: www.safeguard.com/podcast
Available approximately 24 hours after the conclusion of the call

Speakers: President and CEO Peter J. Boni; Senior Vice President and CFO Stephen T. Zarrilli

Format: Discussion of fourth quarter and 2010 financial results followed by Q&A.

For more information, please contact IR@safeguard.com.

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative life sciences and technology companies. Safeguard targets life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine, Specialty Pharmaceuticals and selected healthcare services, and technology companies in Internet / New Media, Financial Services IT, Healthcare IT and selected business services with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information, please visit our website at www.safeguard.com, our blog at blog.safeguard.com or you can follow us on Twitter @Safeguard and LinkedIn.

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this news release.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2010	2009

Assets
Cash, cash equivalents and marketable securities	$225,830	$106,413
Restricted cash equivalents and cash held in escrow	11,327	6,910
Other current assets	785	566
Total current assets	237,942	113,889
Ownership interests in and advances to partner companies	60,761	167,387
Available-for-sale securities	25,447	-
Long-term restricted cash equivalents	11,881	-
Other	1,019	823
Total Assets	$337,050	$282,099

Liabilities and Equity
Convertible senior debentures - current	$31,289	$-
Other current liabilities	8,884	7,906
Total current liabilities	40,173	7,906
Other long-term liabilities	5,311	5,461
Convertible senior debentures - non-current	44,630	78,225
Total equity	246,936	190,507
Total Liabilities and Equity	$337,050	$282,099

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Revenue	$-	$-	$-	$34,839
Operating expenses	6,848	4,905	20,847	51,025
Operating loss	(6,848)	(4,905)	(20,847)	(16,186)
Other income (loss), net interest and equity loss	52,216	(53,572)	47,961	82,970

Net income (loss) from continuing operations before income taxes	45,368	(58,477)	27,114	66,784
Income tax benefit	-	-	-	14
Net income (loss) from continuing operations	45,368	(58,477)	27,114	66,798
Income from discontinued operations, net of tax	-	475	-	1,975
Net income (loss)	45,368	(58,002)	27,114	68,773

Less: Net income attributable to noncontrolling interest	-	-	-	(1,163)
Net income (loss) attributable to Safeguard Scientifics, Inc.	$45,368	$(58,002)	$27,114	$67,610

Basic income (loss) per share:
Net income (loss) from continuing operations attributable to Safeguard
Scientifics, Inc. common shareholders	$2.20	$(2.88)	$1.32	$3.26
Net income from discontinued operations attributable to Safeguard
Scientifics, Inc. common shareholders	-	0.03	-	0.07

Net income (loss) attributable to Safeguard Scientifics, Inc. common
shareholders	$2.20	$(2.85)	$1.32	$3.33

Diluted income (loss) per share:
Net income (loss) from continuing operations attributable to Safeguard
Scientifics, Inc. common shareholders	$1.84	$(2.88)	$1.26	$3.08
Net income from discontinued operations attributable to Safeguard
Scientifics, Inc. common shareholders	-	0.03	-	0.06

Net income (loss) attributable to Safeguard Scientifics, Inc. common
shareholders	$1.84	$(2.85)	$1.26	$3.14

Weighted average shares outstanding:
Basic	20,632	20,337	20,535	20,308
Diluted	25,442	20,337	21,507	22,383

Amounts attributable to Safeguard Scientifics, Inc. common shareholders:
Income (loss) from continuing operations	$45,368	$(58,477)	$27,114	$66,240
Income from discontinued operations	-	475	-	1,370
Net income (loss) attributable to Safeguard Scientifics, Inc.	$45,368	$(58,002)	$27,114	$67,610

Safeguard Scientifics, Inc.
Segment Results from Continuing Operations
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Revenue
Life Sciences	$-	$-	$-	$34,839
Technology	-	-	-	-
Total Segment Results	$-	$-	$-	$34,839

Operating Income (Loss) from Continuing Operations (a)
Life Sciences	$-	$-	$-	$1,621
Technology	-	-	-	-
Total Segment Results	-	-	-	1,621
Other Items (c)	(6,848)	(4,905)	(20,847)	(17,807)
	$(6,848)	$(4,905)	$(20,847)	$(16,186)

Net Income (Loss) from Continuing Operations (b)
Life Sciences	$58,450	$(52,297)	$70,658	$99,289
Technology	(5,022)	(1,240)	(10,003)	(12,742)
Total Segment Results	53,428	(53,537)	60,655	86,547
Other Items (c)	(8,060)	(4,940)	(33,541)	(19,749)
Net Income (Loss) from Continuing Operations	$45,368	$(58,477)	$27,114	$66,798

(a) Operating Income (Loss) from Continuing Operations represents the revenue less operating expenses of each segment, and excludes any allocation to noncontrolling interest.

(b) Net Income (Loss) from Continuing Operations includes the net results of each segment, including other income (loss), net interest and equity loss and excludes any allocation to noncontrolling interest.

(c) Other Items includes corporate expenses, income taxes, and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 13 partner companies as of December 31, 2010, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our equity and cost method partner companies and other holdings. Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies.
	December 31,
	2010

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity Method and Cost Method Partner Companies	$55,588	$111,200
Other holdings	5,173	33,877
	$60,761	$145,077

Available-For-Sale Securities	$25,447	$27,349

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CONTACT:
Safeguard Scientifics, Inc.
John E. Shave, 610-975-4952
Vice President, Business Development and Corporate Communications